ASSET PURCHASE AGREEMENT

THIS AGREEMENT, made this 09 day of June, 2009 between Televisual Media Works, LLC (hereinafter "Seller") and Next One Interactive, Inc. (hereinafter "Purchaser");

RECITAL: Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller certain of Seller's assets and properties of a business commonly known as Resort & Residence Channel (hereinafter "Company").

IN CONSIDERATION of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. SALE OF ASSETS

1.1 SALE OF ASSETS. Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept at Closing, certain assets and properties of Company owned by Seller, or in which Seller has any right, title, or interest of every kind and description, as specifically defined hereunder (hereinafter "Assets"):

1.1.1. INTANGIBLE PERSONAL PROPERTY.

(a) business tradename of the Company of Resort & Residence, wherein Seller shall release and waive any and all rights thereto and will not make use thereof after Closing;

(b) business trademark of Resort & Residence wherein Seller shall release and waive any and all rights thereto and will not make use thereof after Closing, except as may be requested by Purchaser in connection with any other agreement between Seller and Purchaser;

(c) the domain names "resortandresidence.tv," resort and residencechannel.net," "resortandresidencechannel.tv" and "resortandresidencechannel.info," and current Company e-mail addresses, websites, and other intellectual property rights relating to Internet, if any;

(d) all licenses and/or permits (hereinafter "Licenses and Permits"), if any, necessary for the conduct of the business of the Company, which Licenses and Permits are listed and attached hereto as Exhibit A; and

(e) all other contract rights and obligations (hereinafter "Contract Rights") to which the Company is a part, if any, a list of which Contract Rights are listed and attached as Exhibit B.

1.1.2. TANGIBLE PERSONAL PROPERTY

(a) interactive application design demonstrating potential interactive television capabilities as previously supplied to Purchaser; and

(b) network promotional video clip as previously supplied to Purchaser.

1.1.3. BILL OF SALE. All Assets referenced herein shall be conveyed and transferred by means of a Bill of Sale, and/or a General Assignment, as is appropriate, wherein Seller shall warrant that it has good and marketable title to said Assets and that said Assets will be free and clear of all liens and encumbrances.

2. PURCHASE PRICE AND TERMS

2.1 PURCHASE PRICE. The Purchase Price shall consist of the following:

(a) Purchaser shall pay Seller $250,000.00 at the closing of this transaction;

(b) Purchaser shall pay Seller $500,000 on the first anniversary date of the Closing Date of this transaction; and

(c) Purchase shall pay Seller $750,000 plus interest at 8% per annum on the second anniversary date of the closing of this transaction.

2.2 CASH DEBENTURE. Purchaser shall provide Seller with a $3,000,000 cash debenture in the form attached hereto as Exhibit C.

2.3 SECOND SERIES PREFERRED. Purchaser shall provide Seller with an equity opportunity in the form of the Second Series Preferred as attached hereto as Exhibit D.

3. ALLOCATIONS, PRICE ADJUSTMENTS AND PRORATIONS

3.1 PRORATIONS. The following items, if any, shall be prorated to the day of Closing: all applicable taxes, utilities, insurance, leases or other contract rights, rents, dues, subscriptions, license fees and advertising, telephone bill, yellow pages advertising, as well as, accrued payroll, employee benefits, and vacation time.

4. REPRESENTATIONS & WARRANTIES OF THE SELLER

4.1 Seller is a limited liability company duly organized and existing, and in good standing under the laws of the State of Colorado, and is authorized and entitled to carry on its business in Colorado. Its membership interest is owned by Televisual Media Holdings, LLC, a Nevada limited liability company.

(a) Seller's "member/registered" office address is:

Gary Turner
4500 Cherry Creek Drive South
Suite 1090
Glendale, Colorado 80246

(b) Seller's address for place of business where Assets are located is:

4500 Cherry Creek Drive South
Suite 1090
Glendale, Colorado 80246

(c) Seller's Federal Tax Employer Identification Number/Social Security Number is: 26-0835094.

4.2 AUTHORITY. Seller has the full power and authority to enter into this Agreement and to conclude the transaction described herein, and no other contract or agreement to which it is a party prevents it from concluding the transaction described herein.

4.3 LLC RESOLUTION. Seller shall, at Closing, deliver to Purchaser, a duly executed copy of its LLC resolution authorizing the transaction described herein, which said resolution shall form a part of this Agreement.

4.4 OUTSTANDING LIABILITIES. Seller represents, warrants and agrees that all outstanding liabilities, if any, of Company, excepting as specifically set forth herein, shall be paid in full on or before Closing and that Purchaser shall receive possession and control of the Assets and all other rights acquired herein, free and clear of any encumbrances, excepting for the security interest granted Seller hereunder. Seller further warrants that it has paid and will pay all taxes, as they come due, including but not limited to all social security, withholding, head, sales, personal property and unemployment insurance, and income taxes, if any, to date of Closing to all applicable taxing authorities.

4.5 LICENSES, CERTIFICATES OR PERMITS. Seller hereby warrants that Company has not conducted business during calendar year 2009. Accordingly, there are not current licenses, certificates or permits held by the Company as of the date of Closing. Seller, to the best of its knowledge, hereby warrants that any such licenses, certificates or permits necessary to the conduct of business by the Company have never been suspended or revoked and that there are no proceedings, in progress or threatened, to suspend or revoke said licenses, certificates or permits.

4.6 CONTRACTUAL OBLIGATIONS. Other than expressly disclosed herein, Seller is not a party to any employment agreement, labor union agreement, agreement for the future purchase of materials, supplies or equipment, sales agreement, pension, profit-sharing, or

retirement plan or agreement, distributorship or sale agency agreement, or lease agreement that relates to any period beyond Closing, whether written or oral, unless otherwise disclosed herein.

4.7 LITIGATION. To the best of Sellers knowledge, there is no litigation or proceeding, threatened or pending, against or relating to Company, its properties, business or Assets; nor does the Seller know or have reasonable grounds to know of any basis of any such action or governmental investigation relative to Company, its properties, business, or Assets other than as disclosed such Exhibit.

4.8 CORPORATE RESTRICTIONS. From the date hereof through Closing, Seller shall not issue any stocks, bonds, or other corporate securities of the Company; incur any Company obligations or liability except current liabilities in the ordinary course of business; declare or make any payment or distribution to Company stockholders, purchase or redeem any shares of Company capital stock; mortgage or pledge any of Company's assets, tangible or intangible; sell or transfer any Company assets or cancel any debts or claims except in the ordinary course of business; sell, assign or license any Company patents, trademarks or tradenames (except those sold to Purchaser hereunder); suffer any extraordinary losses or waive any rights in and/or to Company except in the ordinary course of business; or enter into any other transaction related to Company except in the ordinary course of business. The parties acknowledge, agree and accept that restrictions defined in this Section 4.8 are limited solely to the Company and the Assets herein described and are not intended nor shall they be construed as applicable to any other properties and/or interests of Seller.

4.9 FULL DISCLOSURE. This Agreement (including the Exhibits hereto) does not willfully contain any untrue statement or omission of a material fact upon which the parties hereto are relying. There is no fact known to Seller or Company which is not disclosed in this Agreement which is materially adversely related to:

(a) the accuracy of the representations and warranties contained in this Agreement.

All representations and warranties contained herein will be true and correct at Closing to the best of Seller's knowledge.

4.10 FINANCIAL DISCLOSURE. Seller makes no representations or warranties as to the past, present or future financial performance of the Company. Seller has made and makes no representations or warranties as to the past, present, or future financial performance of Resort & Residence Channel. Purchaser acknowledges it is not relying on any information, or disclosures, either written or verbal, related to the financial condition and/or potential of Resort & Residence Channel in deciding to purchase those certain specified assets acquired hereunder.

4.11 ASSETS. Seller makes absolutely no representations or warranties with respect to the merchantability or fitness for any particular use of the Assets conveyed to Purchaser hereunder. Assets are sold "AS IS."

5. REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1 CORPORATE STANDING. Purchaser is a corporation duly organized and existing, and in good standing under the laws of the State of Nevada, and is authorized and entitled to carry on its business in Colorado. The Purchaser has wholly owned subsidiaries – Extraordinary Vacations USA (a Delaware corporation) and Loop and Home Preview Channel (both Michigan corporations). The Purchaser is a publicly listed company with approximately 24,850,000 common shares representing One Hundred percent (100%) of the common share capital with such shares owned by approximately 470 shareholders.

(a) Purchaser's "chief executive/registered" office address is:

Bill Kerby
Next One Interactive, Inc.
2400 North Commerce Parkway
Suite 105
Weston, FL 33326

(b) Purchaser's address for place of business where Assets are located is:

Next One Interactive, Inc.
2400 North Commerce Parkway
Suite 205
Weston, FL 33326

(c) Purchaser's Federal Tax Employer Identification Number is: 263509845.

5.2 AUTHORITY. Purchaser has the full power and authority and wherewithal to enter into this Agreement and to conclude the transaction described herein, and no other contract or agreement to which it is a party prevents it from concluding the transaction described herein.

5.3 CORPORATE BOARD OF DIRECTORS RESOLUTION. Purchaser shall, at Closing, deliver to Seller a duly executed copy of its Board of Directors' resolution authorizing the transaction described herein, which said resolution shall form a part of this Agreement.

5.4 BOOKS AND RECORDS AVAILABILITY. If the originals of any records or books of account of the Company are transferred by Seller to Purchaser at Closing, Purchaser shall cause these books and records relating to periods prior to Closing be kept by Purchaser and made available to Seller, and its authorized representative, during regular business hours for a period of not less than three (3) years after the date of Closing. No such books and records will be destroyed without at least 30 days' prior written notice to Seller describing the items to be destroyed, during which period Seller, at its expense, may elect to make copies of such items.

5.5 PURCHASER'S INSPECTIONS. Subject to the provisions of Section 9, hereof, Purchaser hereby acknowledges and represents that as of Closing it will have personally and thoroughly investigated all elements and constituents the Company, the Assets and the Premises.

Purchaser acknowledges as of Closing, it will have examined and is familiar with any underlying or applicable encumbrances, leases, options, licenses, uses, variances, permits, covenants, and environmental issues, if any, relating in any manner to the Company, the Assets and the Premises. Purchaser is fully aware of possible risks, if any, with respect to the Company and has formed its own judgment as to the worth and potential of the Company and the Assets hereunder. Purchaser is relying upon its own judgment and decision in entering into and consummating the within transaction and is not relying on any representation or statements not directly expressed herein. Via execution of this Agreement, Purchaser accepts all Assets "as is" and acknowledges the sufficiency of such Assets. Further, Purchaser does and shall continue indefinitely to waive any and all claims to the contrary.

6. UCC -1 SEARCH

6.1 UCC-1 SEARCH. Purchaser shall be responsible to conduct a UCC-1 search to determine whether any recorded liens, except as set forth herein, are in existence against the Company or any of the Assets prior to Closing. Purchaser shall, immediately upon receipt, report the results of said lien search to Seller.

7. ADDITIONAL AGREEMENTS

7.1 AFFILIATE SALES AND DISTRIBUTION AGREEMENT. Purchaser shall execute an Affiliate Sales and Distribution agreement with Televisual Media Works, LLC or its designee substantially in the form attached as Exhibit E , under which Seller or its designee shall be the exclusive agent for Purchaser to provide affiliate sales and distribution on the Resort & Residence Channel.

7.2 DIRECT RESPONSE ADVERTISING AGREEMENT. Purchaser shall execute a Direct Response Advertising Agreement with Seller or its designee substantially in the form attached as Exhibit F, under which Seller or its designee shall be the exclusive representative for selling and placing direct response advertising on the Resort & Residence Channel, based on agreed to performance criteria by the Seller.

7.3 INTERACTIVE APPLICATION AGREEMENT. Purchaser shall execute an Interactive Application Agreement with Seller or its designee substantially in the form attached as Exhibit G, under which Seller or its designee shall have the exclusive rights to develop and deploy interactive applications on the Resort & Residence Channel, based on agreed to performance criteria by the Seller.

7.4 NETWORK OPERATIONS AGREEMENT. Purchaser shall execute a Networks Operations Agreement with Seller or its designee in forms to be agreed upon, under which Seller and/or its designee shall have the exclusive rights to perform network operations for the Resort & Residence Channel, based on agreed to performance criteria by the Seller.

7.5 BOARD OF DIRECTORS. Purchaser agrees that Seller or its designees shall have the right to appoint two (2) members to the Purchaser's Board of Directors.

8. SELLER'S CONTINGENCIES

8.1 SELLER'S RESPONSIBILITY. Seller agrees and acknowledges that it is the Seller's responsibility to determine the financial condition, creditworthiness and competency of Purchaser. Seller is hereby advised to seek counsel in this determination, and will do so to the extent of its desires.

9. PURCHASER'S CONTINGENCIES

9.1 EXHIBITS. The effectiveness of the within Agreement is contingent upon both of the parties agreeing upon the form and substance of each of the Exhibits referenced herein and the related closing documents, within five (5) days from the date of full execution of this Agreement. In connection herewith, each of the parties hereto shall diligently and in good faith proceed with the negotiation and drafting of said Exhibits. If Seller and Purchaser do not specifically agree to the form of each of said Exhibits within the time provided, this Agreement shall become null and void, and all parties shall be released herefrom.

10. OPERATIONS PRIOR TO CLOSING

10.1 OPERATION OF THE COMPANY PRIOR TO CLOSING. Seller hereby agrees, from the date of execution of this Agreement to Closing, to carry on the Company's business activities and operations, if any, diligently and in substantially the same manner as has been customary in the preceding six months.

10.2 COMPANY PREMISES AND ASSETS. Until possession is given to Purchaser, Seller agrees to maintain the Assets in substantially the same condition as when the Assets were inspected and accepted by Purchaser.

10.3 LOSS/DAMAGE. In the event there is any loss or damage to the Premises or the Assets at any time prior to Closing, the risk of loss shall be upon the Seller. From Closing and thereafter, all risk of loss or damage shall be upon Purchaser.

10.4 CONFIDENTIALITY. Purchaser agrees that Purchaser will, and will cause its officers, directors and employees and other representatives to, hold in strict confidence any information obtained in connection with this Agreement or the transactions contemplated by the Agreement unless and until that information is or becomes publicly available, except insofar as this information may be required by law or regulation to be included in a public report or otherwise disclosed.

11. MUTUAL CONTINGENCIES

11.1 EXHIBITS. The Effectiveness of the within Agreement is contingent upon both of the parties agreeing upon the form and substance of each of the Exhibits referenced herein and related closing documents, within five (5) days from the date of full execution of this Agreement. In connection herewith, each of the parties hereto shall diligently and in good faith proceed with the negotiation and drafting of said Exhibits. If Seller and Purchaser do not specifically agree to

the form of each of said Exhibits, within the time provided, this Agreement shall become null and void and all parties shall be released herefrom.

12. OBLIGATIONS AT CLOSING

12.1 EXECUTION AND DELIVERY OF DOCUMENTS. At Closing, Seller and Purchaser shall execute and deliver all such instruments and take all such other action as either party may reasonably request from time to time, in order to effect the transaction provided for herein. The parties shall cooperate with each other in connection with any steps to be taken as part of their respective obligations under this Agreement. This obligation shall extend to any matters arising after Closing.

12.2 FUNDS. Purchaser shall deliver to Seller all Funds due referenced in paragraph 2, hereof.

12.3 COMPANY BOOKS AND RECORDS. Seller shall have the right to retain its minute books, stock books, and other corporate records having exclusively to do with the Company's corporate organization and operation. Originals, or copies at Seller's discretion and expense, of all other records and books of account of every kind and nature regarding the Company shall be delivered by Purchaser and become the property of Purchaser at Closing.

12.4 COSTS AND EXPENSES. Each party hereto shall bear its own costs and expenses incurred in connection with the negotiation, preparation, and performance under this Agreement, and all matters incident thereto, excepting as otherwise set forth herein.

12.5 SALES AND USE TAX. Purchaser hereby acknowledges and agrees to pay for any and all sales and use taxes payable to local or state jurisdictions that may arise as a result of the sale of the Assets described herein.

13. OBLIGATIONS AFTER CLOSING

During all times that Purchaser shall owe any amounts to Seller:

13.1 PURCHASER'S OPERATING STATEMENTS. Purchaser shall provide Seller with copies of Next One Interactive, Inc.'s consolidated operating statement and balance sheet. The Company will make such statements available until such time as the Purchaser shall have paid in full all moneys owed to Seller under this Agreement. Such financial statements shall be provided to Seller within forty-five (45) days following the close of each quarter (as per SEC reporting guidelines). Purchaser shall also provide to Seller (if requested) Purchaser's monthly sales tax reports and evidence of payments thereof. Seller agrees to treat this information as confidential.

14. INDEMNIFICATION - SURVIVAL OF REPRESENTATIONS AND WARRANTIES

14.1 POST-CLOSING SURVIVAL. All the representations, warranties and covenants made as of Closing, as provided herein, shall survive Closing.

14.2 INDEMNIFICATION BY SELLER. Seller agrees to indemnify Purchaser, its directors, officers, shareholders and affiliates against any loss, cost, expense, damage or liability (including, without limitation, interest at the rate of 12% per annum on money expended from the date expended and attorney fees and other expenses incurred in defending against litigation, either threatened or pending) incurred or sustained by any one or more of them with respect to or arising out of (a) any breach of or incorrectness if any representation or warranty made by Seller in or pursuant to this Agreement or failure by Seller to perform or comply with any covenant or agreement made by it in or pursuant to this Agreement, or (b) any liability of or claim against Purchaser relating to any state of facts, event or omission existing or occurring prior to Closing.

14.3 INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify Seller, its directors, officers, shareholders and affiliates against any loss, cost, expense, damage or liability (including, without limitation, interest at the rate of 12% per annum on money expended from the date expended and attorney fees and other expenses incurred in defending against litigation, either threatened or pending) incurred or sustained by any one or more of them with respect to or arising out of (a) any breach of or incorrectness if any representation or warranty made by Purchaser in or pursuant to this Agreement or failure by Purchaser to perform or comply with any covenant or agreement made by it in or pursuant to this Agreement, or (b) any liability of or claim against Seller arising from any act or omission of Purchaser committed after Closing.

15. DEFAULT AND REMEDIES

Time is of the essence hereof. If any payment due herein is not paid, honored or tendered when due, or if any other obligation herein is not performed as herein provided, there shall be the following remedies:

15.1 IF PURCHASER IS IN DEFAULT. Seller may elect to treat this Agreement as terminated, in which event all payments and things of value received herein shall be forfeited by Purchaser, save and except for the cancellation of the debenture referred to in paragraph 2.2 and the return of the Preferred shares referred to in paragraph 2.3. All other monies paid toward the purchase and operation of the Resort and Residence Channel shall be retained by Seller and may further recover such damages as may be proper. It is agreed that such payments and things of value are reasonable liquidated damages and not a penalty.

15.2 IF SELLER IS IN DEFAULT. Purchaser may elect to treat this Agreement terminated, in which case all payments and things of value received herein shall be returned to Purchaser and Purchaser may recover such damages as may be proper.

15.3 FEES AND COSTS. Anything to the contrary herein notwithstanding, in the event of any litigation or arbitration arising out of this Agreement, the court or tribunal shall award to the prevailing party all reasonable costs and expenses, including attorneys' fees.

15.4 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration before a single arbitrator in accordance with the Uniform Arbitration Act of 1975, Section 13-22-201 et seq., C.R.S., as amended, except insofar as this Agreement expressly and specifically provides to the contrary. The results of the arbitration shall be final and binding, and not subject to appeal. The rights under this paragraph shall inure to the benefit of the Seller and Purchaser, respectively.

16. GENERAL PROVISIONS

16.1 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with regard to the subject matter hereof and no warranties, representations, promises or agreements have been made between the parties other than as expressly herein set forth, and neither Purchaser, Seller nor Broker/Brokerage Firm shall be nor are they bound by any warranties, representations, promises or agreements not set forth herein. This Agreement supersedes any previous agreement or understanding and cannot be modified except in writing by all of the parties hereto.

16.2 BINDING EFFECT. Upon execution, this Agreement shall be absolutely binding and fully enforceable and shall inure to the benefit of the parties hereto, their successors, personal representatives and heirs.

16.3 NOTICES. All notices as may be required by this Agreement shall be sent to the respective parties at the addresses set forth below. The place of notice may be modified by appropriate registered or certified mailing to the parties.

To Seller at:

Gary Turner
4500 Cherry Creek Drive South
Suite 1090
Glendale, Colorado 80246

With a copy to:

Kevin J. O'Toole, Esq.
Bookhardt & O'Toole
999 Eighteenth Street
Suite 2500
Denver, Colorado 80202

To Purchaser at:

Bill Kerby
Next One Interactive, Inc.
2400 North Commerce Parkway
Suite 105
Weston, FL 33326

16.4 TIME OF POSSESSION. Purchaser shall be deemed to be in possession of the Company on the day and time of Closing. All things of value, including the keys to the Premises shall be delivered at Closing.

16.5 SEVERABILITY. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court or tribunal of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby and effect shall be given to the intent manifested by the provisions, or portions thereof, held to be enforceable and valid.

16.6 CONSTRUCTION. Throughout this Agreement the singular shall include the plural, and the plural shall include the singular, and masculine shall include the feminine wherever the context so requires.

16.7 RIGHT TO COUNSEL. Purchaser and Seller hereby acknowledge that they have every right to consult a licensed attorney, CPA and/or environmental consultant and have done so to the extent of their desires.

16.8 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Colorado and, any suit to enforce any of the terms hereof shall be brought in the District Court, City and County of Denver, State of Colorado, and for this purpose, each party hereby expressly and irrevocably consents to the jurisdiction of said Court.

SELLER	**PURCHASER**
TELEVISUAL MEDIA WORKS, LLC	**NEXT ONE INTERACTIVE, INC.**
By: Gary Turner	By:
Title: Founder	Title:
Date: 6/9/09	Date: